Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Elise Wang
3250 Van Ness Avenue	Investor Relations & Corporate Public Relations
San Francisco, CA 94109	(415) 616-8571

Williams-Sonoma, Inc. Announces Election of

Bill Ready to Board of Directors

San Francisco, CA, March 9, 2020 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Bill Ready has been elected to its Board of Directors.

“We are thrilled to have Bill join our Board,” said Adrian Bellamy, Chairman of the Board of Directors. “His experience leading and scaling high-growth companies combined with his expertise in digital commerce will be of great value to our Board.”

Laura Alber, President and Chief Executive Officer, joined Bellamy in welcoming Mr. Ready to the Board. “We are delighted to announce the addition of Bill to our Board,” she said. “Bill’s strategic input will be instrumental in guiding our continued success.”

Ready has served as President of Commerce at Google LLC since January 2020. From 2013 until December 2019, Ready served in various roles at PayPal Holdings, Inc., including most recently, Chief Operating Officer of PayPal where he was responsible for the company’s consumer, merchant, Venmo and Braintree businesses as well as product, technology and engineering for the company. Ready was Chief Executive Officer of Braintree, an online and mobile payment provider and parent company of Venmo, from 2011 until its acquisition by PayPal in 2013. Mr. Ready was previously an executive in residence at Accel Partners, a Silicon Valley venture capital firm. From 2008 to 2011, Mr. Ready was the President of iPay Technologies, Inc., a financial technology services provider. Since 2016, Mr. Ready has served on the board of directors of Automatic Data Processing, Inc., a human resources management software and services provider.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, Pottery Barn Teen, Williams Sonoma Home, Rejuvenation, and Mark and Graham — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our free-to-join loyalty program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate stores in the Middle East, the Philippines, Mexico and South Korea, as well as e-commerce websites in certain locations. In 2017, we acquired Outward, Inc., a 3-D imaging and augmented reality platform for the home furnishings and décor industry.